EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference of our report dated March 31, 2017 with respect to the consolidated balance sheets of Social Reality, Inc. as of December 31, 2016 and 2015 and the related consolidated statement of operations, statement of shareholders’ equity and cash flows for the years in the two-year period ended December 31, 2016, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, included in this Annual Report on Form 10-K of Social Reality, Inc. (the “Company”). We hereby consent to the incorporation by reference of said report in the Registration Statements of Social Reality, Inc. on Form S-8 (File No. 333-206792) and its Registration Statements on Form S-3 (333-214644, 333-214646 and 333-215791).

//s// RBSM, LLP

New York, New York

March 31, 2017